WELLS FARGO FUNDS MANAGEMENT, LLC
                          FUNDS COMPLIANCE DEPARTMENT


TO:  Debra A. Early                                      DATE: January 11, 2008
     Chief Compliance Officer

CC:  Peter Luo                                           FROM: Simon Chiu
     Compliance Consultant                               Compliance Consultant




SUBJECT: WELLS FARGO MUTUAL FUNDS COMPLIANCE REVIEW
         Testing Period: 10f-3 testing for quarter ending December 31, 2007

We have completed our quarterly 10f-3 testing and review for the period ending December 31, 2007 for the Funds. All Funds reviewed appear to be in compliance with the requirements of 10f-3 of the Investment Company Act of 1940 (the "1940 Act") and the corresponding board approved procedures. During the period reviewed, the following Funds had made purchases on securities in accordance with Rule 10f-3;

o  Diversified Fixed Income Portfolio
o  High Yield Bond Fund
o  Strategic Income Fund
o  Corporate Bond Fund
o  Total Return Bond Fund
o  VT Total Return Bond Fund

As of 12/31/2007, there were no exceptions noted.